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Exhibit 10.102

Jan 02, 2008

MODIFICATION AND TERMINATION AGREEMENT

        This Agreement is entered into by and among National Interfaith Cable Coalition, Inc. d/b/a Faith & Values Media, a Maryland not-for-profit corporation ("NICC") with offices at The Inter Church Center, 475 Riverside Drive, Suite 530, New York, New York 10115, VISN Management Corp., a Delaware business corporation ("VMC") with offices at 74 Trinity Place, New York, NY 10006, and their parent and subsidiary entities (collectively "NICC/VMC") and Crown Media Holdings, Inc., a Delaware corporation, and Crown Media United States, LLC, both with offices at 12700 Ventura Boulevard, Studio City, California 91604 (jointly, "Crown").

        WHEREAS, the parties hereto have entered into a series of contracts and amendments thereto relating to NICC/VMC's ownership interest in Crown, programming provided by NICC to Crown and Crown's financing of such programming, including the Odyssey Holdings, L.L.C. Amended and Restated Company Agreement, dated as of November 13, 1998 (the "Odyssey LLC Agreement"), which includes a program license agreement of the same date, the Crown Media Holdings, Inc. Stockholders Agreement, dated January 27, 2000 (the "Crown Stockholders Agreement"), a programming agreement dated as of February 22, 2001 (the "Program Agreement") and a Settlement Agreement dated December 1, 2005 (the "Settlement Agreement"), (collectively the "Prior Agreements"); and

        WHEREAS, pursuant to the terms of the Settlement Agreement the parties were obligated to enter into negotiations regarding the potential extension of certain programming commitments of the Prior Agreements; and

        WHEREAS, pursuant to such negotiations the parties have reached certain agreements and wish to memorialize such agreements in this Modification and Termination Agreement.

        NOW, THEREFORE, the parties agree as follows:

        1.    Put To Be Extinguished.    Section 16.2 of the Settlement Agreement granted to NICC/VMC the right, under certain conditions, to "put" all of its outstanding shares of Crown Media Holdings, Inc. Class A common stock by written notice given no later than November 1, 2007.

        In consideration of all of the terms and conditions of this Modification and Termination Agreement, NICC/VMC hereby waives its rights to exercise such "put" and agrees that upon mutual execution of this Modification and Termination Agreement, the aforesaid "put" will be extinguished. Any prior notices of the exercise of the put, including the letter from NICC to Crown dated October 28, 2007, are null and void.

        2.    Change of Control.    In settlement of all NICC's claims for payment of the $15 million fee provided for in Paragraph 12.3 of the Settlement Agreement, Crown agrees to pay NICC the amount of $3,750,000 in three installments of $1,250,000 each on January 20, 2008, January 20, 2009 and January 20, 2010 (the "Breakage Settlement"). In the event there is a change of control of Crown as the result of which, through merger or the sale of substantially all of Crown's assets or stock, Hallmark Cards Incorporated and its affiliated entities are no longer the majority owners of Crown, then on the day of the closing of such change of control, Crown will pay any remaining unpaid installments of the Breakage Settlement to NICC. NICC acknowledges that Crown does not and cannot make any representations or warranties with respect to any potential sale of Crown, the value of Crown or its stock, or any future prospects of Crown

        3.    NICC Sunday Morning Programming Block.    Crown agrees to make available to NICC two hours weekly on the Hallmark Channel on Sunday morning from 6AM until 8AM Eastern and Pacific time in its East and West Coast feeds, respectively, ("the NICC Sunday Morning time block") during which time NICC may select the programming and deliver to Crown such programming for broadcast. Crown is not obligated to pay NICC and NICC is not obligated to pay Crown for the NICC Sunday Morning time block. The programming in the NICC Sunday Morning time block shall be consistent with the programming NICC currently provides for its Sunday morning broadcasts on the Hallmark Channel. The right to program the NICC Sunday Morning time block shall commence on January 1, 2008 and shall continue until December 31, 2009. In the event of a sale of the Hallmark Channel or change of control of Crown prior to December 31, 2009, Crown will continue to have the obligations set forth in clause 12.1 of the Settlement Agreement and, in the event the "Purchaser" (as defined in clause 12.1) does not elect to continue to provide NICC with the NICC Sunday Morning time block, such Purchaser shall, if requested by NICC, nevertheless continue to provide the NICC Sunday Morning time block for a period of six months following the closing of the sale or change of control or December 31, 2009, whichever is earlier.

        NICC shall be entitled to sell advertising or otherwise earn revenue using the time during the NICC Sunday Morning time block, and to retain all proceeds from such advertising or other revenue generating activity. Any advertising shall conform to the Hallmark Channel advertising standards and practices, as made known to NICC.

        4.    Preferred Interest To Be Reissued.    At VMC's request, the NICC/VMC Preferred Interest granted to NICC/VMC pursuant to the prior Agreement dated as of November 13, 1998 (the "Preferred Interest") shall be exchanged by Crown, and Crown shall issue two promissory notes in exchange for the Preferred Interest (the "Notes"). One such Note shall be issued to VMC and the other Note shall be issued to an independent not-for-profit corporation designated by VMC (hereinafter "Non Profit Newco"), with the face value of each Note to be designated by VMC in its request to Crown that the Preferred Interest be exchanged for the two Notes. Taken together, the terms of these two Notes, with respect to interest, face value and redemption, shall be the same as the current Preferred Interest held by VMC as referenced above and the Notes will be in the form attached hereto as Exhibit A. VMC may request the exchange discussed in this paragraph, if at all, at any time between the date this Agreement is signed and the date any agreement for the sale of Crown or the Hallmark Channel closes. If the exchange is requested and the Notes issued, such Notes will replace the Preferred Interest and, in particular, supersede sections 5.2.1, 5.7 and 6.6 of the Odyssey LLC Agreement. In the event VMC does not request such exchange, then Crown shall redeem or otherwise pay the Preferred Interest as set out in the Odyssey LLC Agreement and will continue to make payments on the unpaid balance at 6% per annum, such interest payments to be made to NICC.

        5.    Consent to Transfer HEIC Shares.    To the extent required by the Stockholders' Agreement, as amended, between Hallmark Entertainment Investments Co. ("HEIC"), Hallmark Entertainment Holdings, Inc. and other parties including VMC dated, March 11, 2003 (the "HEIC Agreement"), Crown will consent, and obtain the consent of HEIC for VMC to assign its ownership of shares in HEIC to Non-Profit Newco or NICC. Following said assignment the HEIC shares will continue to be governed by the terms of the HEIC Agreement. VMC shall exercise this right, at its discretion, anytime between the date this Agreement is signed and the date any agreement for the sale of Crown or the Hallmark Channel closes. In the event VMC does not assign its ownership within the time limits mentioned above, then VMC shall retain ownership of the HEIC shares for all purposes.

        6.    NICC 2007 Programming.    NICC shall continue to produce and present its programming on the Hallmark Channel pursuant to the terms of the Programming Agreement as modified by the Settlement Agreement through the end of 2007. Crown will continue to make all programming payments it is obligated to make for the NICC programming pursuant to the Programming Agreement as modified by the Settlement Agreement through 2007 and thereafter, only to the extent that any payments for programming delivered prior to December 31, 2007 have not been paid. Except as specifically provided herein, after 2007 Crown:

  a)
  will have no further payment obligations for NICC programming and programming services, except as provided for in (i) section 5.2 of the Settlement Agreement for the movie entitled "The Note" (which has been substituted by agreement of the parties for "A Reason to

    Believe" and is further governed by sections l(d) and 2(c) of the Program Agreement) as modified to allow for the fact that NICC and Crown are the co-producers and co-owners, not HEI, and will jointly determine distribution and other exploitation of the movie, (ii) section 8 of the Settlement Agreement relating to accountings for certain dramatic specials and (iii) sections 7 and 8 of this Agreement; and

  b)
  will have no obligation to broadcast NICC-supplied programming on the Hallmark Channel or any of Crown's other services, except as provided in section 2 herein for the NICC Sunday Morning time block

        7.    Deferred Payments.    Crown will pay the deferred payments described below and in Section 7 of the Settlement Agreement, which total $6,160,000, in the following installments: $2,000,000 on December 28, 2007, $2,000,000 on January 11, 2008 and $2,160,000 on January 18, 1008. These deferred payments consist of:

  a)
  The annual payments for Sunday Morning programming of $1.5 million specified in Section 1.1 of the Settlement Agreement for 2005 (prorated for one month), 2006 and 2007 (these payments were in lieu of the "Additional NICC Budget" provided for in Section 6.6 of the Odyssey LLC Agreement);

  b)
  The $535,000 Weekday New Morning payment specified in Section 3.3 of the Settlement Agreement;

  c)
  The $1.75 million Movie Funding payment specified in Section 5.1 of the Settlement Agreement; and

  d)
  The $750,000 "Signature Series" payment provided for in Section 10.1 of the Settlement Agreement.

        8.    Shared Advertising Revenues.    Pursuant to Section 1.3 of the Settlement Agreement, Crown will pay to NICC fifty (50%) percent of the advertising revenue earned by Crown for the time period 12:00 - 1:00 on Sunday mornings in 2007. NICC acknowledges receipt of an advance against its share of such advertising revenue in the amount of four hundred thousand ($400,000) dollars. Crown will pay to NICC any balances in excess of $400,000 due and owing to NICC hereunder on or before January 30, 2008.

        9.    VMC Retained Rights.    Any transfer of Crown and HEIC shares from VMC to Non-profit Newco or, with respect to the HEIC shares, to Non Profit Newco or NICC, shall not affect NICC/VMC's rights or Crown's obligations under the Crown Stockholders Agreement or the HEIC Agreement. Notwithstanding the foregoing, NICC has advised Crown that it is voluntarily relinquishing its right to designate one director on the Crown Board, effective with the resignation of its current designee on December 19, 2007.

        10.    Prior Agreements.    Except as provided herein with respect to the Crown Stockholders Agreement and except with respect to the provisions of the other Prior Agreements specifically referenced, all terms and conditions of the Prior Agreements between and among the parties hereto shall have no further force and effect.

        11.    Releases

  a)
  In consideration of the payments Crown is to make to NICC herein and the performance of the other obligations undertaken by Crown herein, NICC, VMC and their parent and affiliated companies (the "NICC Parties") hereby release Crown, its parent, affiliates, subsidiaries, shareholders, directors, officers and agents from and against any and all claims, which the NICC Parties may have against them, from the beginning of the world to the date of this Modification and Termination Agreement,

  b)
  In consideration of the undertakings assumed by the NICC Parties under this Agreement, Crown hereby releases the NICC Parties, their parent, affiliates, subsidiaries, shareholders, directors, officers and agents from and against any and all claims, which Crown and its parent and affiliated companies may have against them, from the beginning of the world to the date of this Modification and Termination Agreement.

  c)
  These releases do not extend to any outstanding or continuing obligations under this Modification and Termination Agreement.

        12.    Further Documents.    The parties hereto acknowledge and agree that the terms of this Modification and Termination Agreement, upon execution, shall be fully binding upon the parties hereto and may only be modified or amended by a writing, signed by all of the parties hereto.

        The parties agree to cooperate and to execute any further agreements required to be executed in furtherance of the terms and conditions of this Modification and Termination Agreement, the Settlement Agreement, the Programming Agreement and all other prior agreements among the parties that remain in full force and effect.

        The parties hereto indicate their consent to be bound by the terms hereof by signing this document below.

Crown Media Holdings, Inc.
By:	/s/ CHARLES STANFORD
Crown Media United States, LLC
By:	/s/ CHARLES STANFORD
National Interfaith Cable Coalition, Inc. d/b/a Faith and Values Media
By:	[ILLEGIBLE]
VISN Management Corporation
By:	[ILLEGIBLE]

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  Exhibit 10.102
MODIFICATION AND TERMINATION AGREEMENT